MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com

Exhibit 99.1

For Immediate Release

MEMC and Conergy Settle Litigation;

Amend Supply Agreement

St. Peters, MO, Jan. 24, 2010 – MEMC Electronic Materials, Inc. (NYSE: WFR) and German solar developer Conergy AG have reached an out of court settlement of a lawsuit related to a solar wafer supply contract between Conergy and MEMC Singapore Pte. Ltd.

The terms of the amended contract include a significant reduction in the minimum quantity of wafers that Conergy must purchase over the remaining 8+ years of the contract, as well as a minimum market share commitment should Conergy’s demand exceed the reduced quantities. The amendment also modifies the pricing terms to be based on market rates similar to other MEMC long-term solar wafer supply agreements. The settlement includes a payment to MEMC of an undisclosed amount.

“This agreement provides the foundation for a strong strategic relationship with Conergy,” said Ken Hannah, President of MEMC Solar Materials. “In addition to resolving the litigation and resuming shipments, we have also agreed to work together to facilitate large projects in the future. This cooperation should help generate growth for both companies and leverage the capabilities MEMC obtained with our recent acquisition of SunEdison.”

“This is a very positive development for Conergy,” added Conergy’s CEO Dieter Ammer. “It frees us from a significant burden that was damaging our competitive position, gives us greater business flexibility, and makes Conergy a much more attractive company. MEMC has truly transformed itself into a customer focused company, and we are pleased to move forward with them as a strategic ally.”

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. With the recent acquisition of SunEdison, MEMC is also a developer of solar power projects and North America’s largest solar energy services provider.

MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index. For more information about MEMC, please visit www.memc.com.

Contact:

Bill Michalek

Director, Investor & Media Relations

MEMC Electronic Materials, Inc.

(636) 474-5443